                                   EXHIBIT 5


                        [LETTERHEAD OF PIPER & MARBURY]

                                October 12, 1994


Terra Industries Inc.
Terra Centre
600 Fourth Street
Sioux City, Iowa 51102-6000

Dear Ladies and Gentlemen:

     As counsel to Terra Industries Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 of the Company (Registration No. 33-52493) (as amended, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), of up to 10,350,000 Common Shares, without par value (the "Shares"), of the Company to be sold to the underwriters named in the Registration Statement for resale to the public (including 650,000 shares issuable upon exercise of an over-allotment option granted to the underwriters), we have examined the Charter and By-Laws of the Company, minutes of the proceedings of the Company's Board of Directors authorizing the issuance of the Shares, and such other documents as we have considered necessary. We have also examined the Certificate of Secretary dated October 12, 1994 (the "Certificate"). In rendering our opinion, we are relying on the Certificate and have made no independent investigation or inquiries as to the matters set forth therein.

     We are of the opinion and so advise you that, upon issuance and delivery of the Shares upon the terms set forth in the Registration Statement, assuming the Board of Directors of the Company adopts resolutions substantially in the form of Exhibit A hereto prior to the issuance of the Shares, the Shares will have been duly and validly authorized and will be legally issued and fully-paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                     Very truly yours,
                                     /s/Piper & Marbury

                            PROPOSED RESOLUTIONS OF
                           THE BOARD OF DIRECTORS OF
                             TERRA INDUSTRIES INC.

                                OCTOBER 13, 1994

     WHEREAS, at a meeting duly held on August 26, 1994, the Board of Directors (the "Board") of Terra Industries Inc. (the "Company") adopted resolutions which, among other things, (a) authorized the officers of the Company to take certain actions in connection with the proposed issuance and sale by the Company of its common shares, without par value (the "Common Shares"), in a public offering and (b) provided for the Board to determine at a later date (i) the advisability of proceeding with such public offering in lieu of exercising its rights under the Put Option Agreement dated as of August 8, 1994 (the "Put Option Agreement") between the Company and Minorco (U.S.A.) Inc. and (ii) if necessary, the price at which Common Shares would be sold in such public offering;

     NOW, THEREFORE, BE IT RESOLVED by the Board of Directors of the Company as follows:

     Election of Public Offering
     ---------------------------

     1. It is hereby determined that it is advisable for the Company to, and the Company shall, proceed with the public offering of Common Shares as described below in lieu of exercising the Company's rights under the Put Option Agreement.

     Ratification of Prior Actions with Respect to the Offering
     ----------------------------------------------------------

     2. The actions heretofore taken by the officers of the Company in connection with the proposed issuance and public sale by the Company of up to 10,350,000 Common Shares (including up to 650,000 Common Shares subject to the underwriters' over-allotment option) are hereby ratified, confirmed and approved, including, without limitation, (a) the appointment of S. G. Warburg Co., Inc. ("Warburg") as the managing underwriter for the public offering (Warburg and any other underwriters with respect to the public offering being referred to collectively as the "Underwriters"), (b) the filing of a Registration Statement on Form S-3 (File No. 33-52493) and amendments thereto with the Securities and Exchange Commission (the "SEC") for the registration of such Common Shares under the Securities Act of 1933, as amended, and (c) the execution and delivery or filing of such other documents, and the taking of such other actions, as may have been deemed appropriate or desirable in the judgment of the officers of or counsel to the Company.

     Approval of Sale of Common Shares
     ---------------------------------

     3. The Company is hereby authorized to issue and sell 9,700,000 Common Shares (plus up to an additional 650,000.

Common Shares to be issued and sold pursuant to the underwriters' over-allotment option). The price to the public shall be $_________ per share and the underwriters' discount shall be ___%, for a net price payable to the Company by the Underwriters of $____ per Common Share.

     4. The Chairman of the Board, the President or any Vice President of the Company is hereby authorized and directed to execute and deliver on behalf of the Company an Underwriting Agreement (the "Underwriting Agreement"), between the Company and Warburg on behalf of itself and the other Underwriters named therein, providing for the issuance and sale by the Company and the purchase by Warburg and the other Underwriters of the Common Shares described above; such Underwriting Agreement shall be in substantially the form of the Underwriting Agreement presented at this meeting, which is hereby approved, but with such changes, if any, therein as the officer of the Company executing such Underwriting Agreement on behalf of the Company may approve, such approval to be conclusively evidenced by his execution thereof.

     5. The Company shall issue and sell the Common Shares described above at the price to the Company stated above and in accordance with and subject to the terms and conditions set forth in the Underwriting Agreement as executed by the Company. The Company's performance of its obligations under the Underwriting Agreement (including indemnification obligations) is hereby approved and authorized.

     6. Upon the payment of the purchase price therefor set forth in the Underwriting Agreement, the shares of Common Stock sold pursuant to the Underwriting Agreement shall be deemed duly authorized, validly issued, fully paid and non-assessable.

     7. Of the net proceeds received by the Company, $1.00 for each Common Share issued and sold shall be assigned to stated capital and the remainder shall be assigned to surplus.

     Reclassification of Class A Shares
     ----------------------------------

     8. The Company is hereby authorized to reclassify as Common Shares all of the authorized but unissued Class A Shares of the Company. For the purposes of effecting such reclassification, the officers of the Company, pursuant to
Section 2-208 of the Maryland General Corporation Law, are hereby authorized and directed to execute Articles Supplementary to the Articles of Incorporation of the Company and under its corporate seal or otherwise, and to cause such Articles Supplementary to be filed with the Maryland State Department of Assessments and Taxation.

     9. The authorization for reclassification of certain unissued Class A Shares and Common Shares of the Company into Convertible Preferred Shares of the Company contained in resolutions approved on July 20, 1994 at Paragraph 4(d) is hereby rescinded.

     The Acquisition
     ---------------

     10. The actions heretofore taken by the officers of the Company in connection with the acquisition of Agricultural Minerals and Chemicals Inc. ("AMCI") and the financing transactions to be entered into in connection therewith, including the financing arrangements with the various lenders for whom Citibank, N.A., is acting as agent, all as previously approved by this Board, are hereby ratified, confirmed and approved. The officers of the Company are hereby authorized and directed to take all such further actions, and execute or deliver all such further documents and instruments, contemplated by the agreements providing for such acquisition and financing transactions or otherwise described in the preliminary prospectus dated September 22, 1994 with respect to the public offering of Common Shares described above (which preliminary prospectus has been reviewed by the members of the Board), including, without limitation, (a) immediately following the consummation of the acquisition of AMCI by merger of AMCI into a wholly-owned subsidiary of the Company, the merger of AMCI with and into the Company (the "Second Step Merger"), with the Company being the surviving corporation of the Second Step Merger and all the outstanding shares of AMCI being cancelled as of the effective time of the Second Step Merger, (b) the assumption by the Company of AMCI's obligations under AMCI's 10.75% Senior Notes due 2003 in the initial principal amount of $175 million, and (c) following the consummation of the Second Step Merger, the contribution by the Company of its shares of Terra International, Inc. and Terra International (Canada) Inc. to one or more wholly-owned subsidiaries of the Company.

     Further Authority
     -----------------

     11. The appropriate officers of the Company are hereby authorized for, on behalf of and in the name of the Company to take or cause to be taken all such actions, and to execute or cause to be executed all such other documents, as may be deemed by them necessary or desirable to carry out the purposes of the foregoing, the taking of any such action and the execution of any such document by any such officer shall constitute conclusive evidence of the authority of such officer; and any and all actions taken or caused to be taken, and any and all documents executed or caused to be executed, by the officers of the Company heretofore or hereafter, consistent with the tenor and purport of the foregoing, is hereby ratified, confirmed and approved in all respects.